As filed with the Securities and Exchange Commission on June 28, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUE OWL CAPITAL INC.

(Exact name of registrant as specified in its charter)

Delaware	86-3906032
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Park Avenue 37th Floor New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan

(Full title of the plan)

Neena A. Reddy

399 Park Avenue

37th Floor

New York, NY 10022

(212) 419-3000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Philippa Bond, P.C.

H. Thomas Felix

Kirkland & Ellis LLP

2049 Century Park East

37th Floor

Los Angeles, CA 90067

(310) 552-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Blue Owl Capital Inc. (“Blue Owl” or the “Company”) previously filed a registration statement on Form S-8 (File No. 333-258023) with the Securities and Exchange Commission (the “Commission”) on July 19, 2021 (the “Prior Registration Statement”) registering 101,230,522 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), issuable pursuant to the Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”), which is incorporated herein by reference.

On April 23, 2024, the Board of Directors of Blue Owl approved an amendment and restatement of the 2021 Plan (the “A&R 2021 Plan”), which was subsequently approved by the Company’s stockholders on June 13, 2024 in order to, among other things, (i) increase the number of Class A Shares authorized for issuance under the 2021 Plan from 101,230,522 shares to 171,930,614 shares and (ii) add an “evergreen” provision that provides for an automatic increase to the total number of Class A Shares subject to the A&R 2021 Plan on the first day of each fiscal year beginning in calendar year 2025, and ending in and including 2034, by a number of Class A Shares pursuant to a specified formula.

The purpose of this Registration Statement on Form S-8 (“Registration Statement”) is to register an additional 70,700,092 Class A Shares issuable pursuant to the A&R 2021 Plan, but not previously registered under, the 2021 Plan.

Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement relating to the 2021 Plan, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Blue Owl with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 23, 2024 (the “Annual Report”);

(b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed on May 3, 2024;

(c) The Company’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the Commission on February 9, 2024 (excluding Item 2.02 and Exhibits 99.1 and 99.2), April 3, 2024 (excluding Exhibit 99.1), April 9, 2024,  April 12, 2024 (excluding Exhibits 99.1 and 99.2),  April 18, 2024, May 2, 2024  (excluding Item 2.02 and Exhibits 99.1 and 99.2), May 31, 2024 (excluding Exhibit 99.1), June 6, 2024, June 7, 2024, June 14, 2024 and June 20, 2024; and

(d) The description of the Company’s Class  A Shares, contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 23, 2024, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the Class A common stock will be passed upon for us by Kirkland & Ellis LLP, Los Angeles, California. An investment vehicle comprised of certain partners of Kirkland & Ellis LLP and their related persons owns interests representing less than 1% of the capital commitments of funds affiliated with the Company.

Item 6. Indemnification of Directors and Officers.

Blue Owl is governed by the DGCL.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation shall have a power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Blue Owl’s certificate of incorporation and bylaws provide that Blue Owl will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Blue Owl or any predecessor of Blue Owl, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of Blue Owl or any predecessor of Blue Owl.

Blue Owl’s bylaws provide for mandatory indemnification to the fullest extent permitted by DGCL against all expenses (including attorney’s fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements. Blue Owl’s certificate of incorporation eliminates the liability of a director of Blue Owl to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit. These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

Blue Owl’s directors and executive officers are covered by insurance maintained by Blue Owl against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, Blue Owl has entered into contracts with its directors and executive officers providing indemnification of such directors and executive officers by Blue Owl to the fullest extent permitted by law, subject to certain limited exceptions.

Item 8. Exhibits.

See Exhibit Index.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Domestication of Altimar Acquisition Corporation (incorporated by reference to Exhibit 3.1 of Blue Owl Capital Inc. Current Report on Form 8-K filed on May 21, 2021)

4.2	Certificate of Incorporation of Blue Owl Capital Inc., as amended (incorporated by reference to Exhibit 3.1 of Blue Owl Capital Inc. Quarterly Report on Form 10-Q filed on May 5, 2022)

4.3	Amended and Restated Bylaws of Blue Owl Capital Inc. (incorporated by reference to Exhibit 3.2 of Blue Owl Capital Inc. Quarterly Report on Form 10-Q filed on November 9, 2021)

4.4	Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.6 of Blue Owl Capital Inc. Current Report on Form 8-K filed on May 21, 2021)

4.5	Amendment No. 1 to Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Blue Owl Capital Inc. Current Report on Form 8-K filed on October 25, 2021)

4.6	Amended and Restated Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Blue Owl Capital Inc. Current Report on Form 8-K/A filed on June 20, 2024)

Exhibit Number	Description

5.1*	Opinion of Kirkland & Ellis LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 28, 2024.

BLUE OWL CAPITAL INC.

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Neena A. Reddy and Alan Kirshenbaum, each of them acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Douglas I. Ostrover
Douglas I. Ostrover	Co-Chief Executive Officer and Chairman of the Board	June 28, 2024

/s/ Marc S. Lipschultz
Marc S. Lipschultz	Co-Chief Executive Officer and Director	June 28, 2024

/s/ Alan Kirshenbaum
Alan Kirshenbaum	Chief Financial Officer	June 28, 2024

/s/ Craig W. Packer
Craig W. Packer	Co-President and Director	June 28, 2024

/s/ Michael Rees
Michael Rees	Co-President and Director	June 28, 2024

/s/ Marc Zahr
Marc Zahr	Co-President and Director	June 28, 2024

/s/ Sean Ward
Sean Ward	Senior Managing Director and Director	June 28, 2024

/s/ Dana Weeks
Dana Weeks	Director	June 28, 2024

/s/ Claudia Holz
Claudia Holz	Director	June 28, 2024

/s/ Andrew S. Komaroff
Andrew S. Komaroff	Director	June 28, 2024

/s/ Stacy Polley
Stacy Polley	Director	June 28, 2024